UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2010

Energy XXI (Bermuda) Limited
(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM
1179, Hamilton HM EX, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 29, 2010, Energy XXI (Bermuda) Limited (the “Company”) amended the Bye-Laws of the Company (the “Amendment”) for the purposes of affecting the consolidation of shares of the Company’s common stock on a basis of one (1) share of common stock for each five (5) shares of common stock outstanding (the “5-for-1 Reverse Split”)

The Company’s shareholders approved the 5-for-1 Reverse Split at the 2009 Annual General Meeting of Shareholders held on December 11, 2009 by a resolution authorizing the Company’s Board of Directors, in its sole discretion, to effect a reverse stock split of the Company’s common shares at any time on or before December 31, 2010 at one of five reverse split ratios: 1-for 2, 1-for-5, 1-for-10, 1-for-15 or 1-for-20.  Subsequently, the Board of Directors approved the 5-for-1 Reverse Split on January 13, 2010 to be effective at the opening of trading on The NASDAQ Stock Market on January 29, 2010.  Upon the exercise of any stock options or warrants, resulting shares of common stock issued will be issued on a post-consolidation basis with the corresponding adjustment to the stock option and warrant exercise prices.  No scrip or fractional certificates will be issued in connection with the 5-for-1 Reverse Split.  Those shareholders who otherwise would have been entitled to receive a fractional share as a result of the 5-for-1 Reverse Split will receive an amount in cash equal to $17.60 per post-split share of common stock for such fractional interests.

Registered shareholders of Energy XXI who hold existing physical stock certificates will receive a letter of transmittal from Energy XXI’s transfer agent, Continental Stock Transfer & Trust Company, containing instructions on how to receive new share certificates.  Shareholders whose certificates are held in “street name” or on deposit with their brokerage firm will need to take no further action.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Bye-Laws of the Company, as so amended, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Other Exhibits

(d) Exhibits.

Exhibit Number	Description
3.1	Bye-Laws.
99.1	Press release dated January 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI (Bermuda) Limited
By:	/s/ West Griffin
Name:	West Griffin
Title:	Chief Financial Officer

Date: January 29, 2009

EXHIBIT INDEX

Exhibit Number	Description
3.1	Bye-Laws.
99.1	Press release dated January 28, 2010.